UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2012

BLACKBAUD, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 16, 2012, Blackbaud, Inc., a Delaware corporation (“Blackbaud”), Caribou Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Blackbaud (“Merger Sub”), and Convio, Inc., a Delaware corporation (“Convio”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of Convio by Blackbaud for approximately $275 million (based on Convio’s enterprise value). The transaction is expected to close during the first quarter of 2012. A copy of the press release announcing the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the Merger Agreement and upon the terms and subject to the conditions thereof, Merger Sub will conduct a tender offer (the “Offer”) to purchase all of the outstanding shares of Convio’s common stock (the “Convio Shares”) at a price of $16.00 per share, net to the holder thereof in cash (the “Per Share Amount”). Following the consummation of the Offer and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Convio (the “Merger”), with Convio surviving as a wholly owned subsidiary of Blackbaud. In the Merger, the Convio Shares remaining outstanding following the consummation of the Offer, other than Convio Shares held by Blackbaud, Merger Sub or by stockholders who have validly exercised their appraisal rights under Delaware law, will be converted into the right to receive a cash amount equal to the Per Share Amount, without interest.

Effective upon completion of the Merger, all vested options to purchase Convio common stock (“Convio Vested Options”) will be terminated and each holder of a Convio Vested Option will be paid in cash the amount that the Per Share Amount exceeds the exercise price for the number of shares that are vested. Blackbaud will assume any options not yet vested (“Assumed Options”) and the Assumed Options will be converted into options to purchase shares of Blackbaud common stock with the same vesting schedule and other terms as provided in the awards of the Assumed Options. In addition, Convio will use its reasonable best efforts to terminate any warrants that have been issued with respect to Convio Shares (the “Convio Warrants”). The holders of each Convio Warrant will be paid in cash the amount that the Per Share Amount exceeds the exercise price of the Convio Warrant for the number of Convio Shares subject thereto.

The obligation of Merger Sub to accept for payment and pay for Convio Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement. In particular, there must have been validly tendered and not properly withdrawn a number of Convio Shares which, together with any Convio Shares that Blackbaud or Merger Sub beneficially owns, will constitute at least a majority of the total number of outstanding Convio Shares as of the date Merger Sub accepts the Convio Shares for purchase, assuming all vested options and other rights to purchase Convio Shares have been exercised (the “Minimum Condition”). Additionally, the waiting periods applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable antitrust laws must have expired and all antitrust consents must have been obtained.

As part of the Merger Agreement, Convio granted Merger Sub an irrevocable option (the “Top-Up Option”) to purchase up to that number of Convio Shares (the “Top-Up Option Shares”) equal to the lowest number of Convio Shares that, when added to the number of Convio Shares collectively owned by Blackbaud or Merger Sub at the time of exercise, will constitute one Convio Share more than 90% of the Convio Shares then outstanding (determined on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Per Share Amount. The Top-Up Option is not exercisable if (i) the Minimum Condition is not met or (ii) the aggregate number of (A) Convio Shares issuable upon exercise of the Top-Up Option, plus (B) Convio Shares then outstanding, plus (C) Convio Shares issuable upon exercise of all options and other rights to purchase Convio Shares, would exceed the number of authorized Convio Shares.

The Merger Agreement includes customary representations, warranties and covenants of Blackbaud, Merger Sub and Convio. Convio has agreed not to solicit, initiate or encourage any takeover proposal from a third party, participate in any discussions or negotiations regarding, or furnish any information with respect to, or take any other action to facilitate knowingly, the making of any inquiry or any proposal that constitutes or would be reasonably expected to lead to, any takeover proposal, in each case subject to certain exceptions if Convio receives an unsolicited takeover proposal that Convio’s Board of Directors determines, in good faith, is or is reasonably likely to result in a superior proposal.

The Merger Agreement contains certain termination rights for both Blackbaud and Convio, and further provides that, upon termination of the Merger Agreement under specified circumstances, including a termination by Convio pursuant to an unsolicited superior proposal, Convio is required to pay Blackbaud a termination fee of $11,000,000 plus all reasonable, documented out-of-pocket expenses of up to $1,500,000. The Merger Agreement also provides that in the event of termination in certain circumstances because of or if there exists any antitrust action, any antitrust consent has not been obtained or any antitrust order has not been vacated, filed, reversed or overturned, then, subject to certain conditions in the Merger Agreement, Blackbaud is required to pay Convio a termination fee of $11,000,000 plus all reasonable, documented out-of-pocket expenses of up to $1,500,000.

As a condition and inducement to Blackbaud’s and Merger Sub’s willingness to enter into the Merger Agreement, Convio directors, officers and certain other stockholders (collectively, the “Stockholders”), have entered into a Tender and Support Agreement with Blackbaud. Under the Tender and Support Agreement, the Stockholders have agreed to tender to Blackbaud all Convio Shares they beneficially own which currently is approximately 31.5% of the issued and outstanding Convio common stock.

The foregoing description of the Merger Agreement and Tender and Support Agreements is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.4 hereto as is incorporated herein by reference, and Tender and Support Agreement, the form of which is filed as Exhibit 10.52 hereto and is incorporated herein by reference. The Merger Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. The assertions embodied in the representations and warranties made by Convio in the Merger Agreement are qualified in information contained in a confidential schedule of exceptions that Convio delivered to Blackbaud and Merger Sub in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement and the representations and warranties of Convio are modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Convio’s public disclosures.

Item 7.01.	Regulation FD Disclosure.

On January 17, 2012, Blackbaud’s management held a conference call to discuss transactions contemplated by the Merger Agreement. A copy of the script for the conference call and slides presented at the conference call are attached hereto as Exhibits 99.2 and 99.3.

The information furnished in Item 7.01 of this report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific release in such a filing.

The tender offer for Convio stock has not yet commenced, and this report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Blackbaud’s wholly owned subsidiary Caribou Acquisition Corporation will file with the SEC a tender offer statement on Schedule TO. Investors and Convio stockholders should read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Convio with the SEC, because they will contain important information. These documents will be available at no charge through the SEC’s website at www.sec.gov, from Georgeson Inc., the information agent for the offer, toll-free at (800) 868-1391 (banks and brokers call (212) 440-9800), from Blackbaud (with respect to documents filed by Blackbaud with the SEC) by going to the Investor Relations section of Blackbaud’s website at www.blackbaud.com, or from Convio (with respect to documents filed by Convio with the SEC) by going to the Investor Relations section of Convio’s website at www.convio.com.

In addition to the offer to purchase, the related letter of transmittal and other offer documents, as well as the solicitation/recommendation statement, Blackbaud and Convio file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information in the EDGAR database at the SEC website, www.sec.gov, or at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.4	Agreement and Plan of Merger dated January 16, 2012 by and among Blackbaud, Inc., Caribou Acquisition Corporation and Convio, Inc.

10.52	Form of Tender and Support Agreement by and between Blackbaud, Inc. and the directors, officers and certain stockholders of Convio, Inc.

99.1	Press release dated January 17, 2012.

99.2	Script for conference call held on January 17, 2012.

99.3	Slides presented during conference call held on January 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: January 17, 2012	/s/ Anthony W. Boor
Anthony W. Boor,
Senior Vice President and Chief Financial Officer

6